Exhibit 99.3

[National Restaurant Association Letterhead]

July 24, 2006

El Pollo Loco Holdings, Inc.
3333 Michelson Drive, Suite 550
Irvine, California 92612

Ladies and Gentlemen:

We hereby consent to the use of our name and the incorporation by reference of the National Restaurant Association 2006 Restaurant Industry Forecast to the Registration Statement on Form S-1 (File No. 333-133877) of El Pollo Loco Holdings, Inc. (the “Company”), as filed on May 8, 2006, as amended, with the Securities and Exchange Commission, relating to the Company's issuance of its common stock.

National Restaurant Association

By: /s/ STEVEN C. ANDERSON
Name:	Steven C. Anderson
Title:	President and CEO